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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 27, 1998 included in Weeks Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, our report dated February 27, 1998 included in Weeks Realty, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1997, and our reports dated February 13, 1998 included in Weeks Corporation's Current Report on Form 8-K dated February 17, 1998 and filed on February 18, 1998 and included in Weeks Realty, L.P.'s Current Report on Form 8-K dated February 17, 1998 and filed on February 18, 1998, and to all references to our Firm included in this Registration Statement.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia

April 22, 1998